Exhibit 5
                    BECKMAN INSTRUMENTS, INC.
                 2500 Harbor Boulevard, Box 3100
                    Fullerton, CA  92834-3100



              CONFIDENTIAL LETTER OF UNDERSTANDING


Via Overnight Delivery
                                                November 26, 1996


Mr. Donald B. Hawthorne
Vice President and CFO
Biocircuits Corporation
1324 Chesapeake Terrace
Sunnyvale, CA  94089


     RE:  AMENDMENTS TO AGREEMENTS


Dear Don:

In October, 1996 Biocircuits Corporation completed a round of equity financing in excess of $3,250,000 (the "October Equity Financing"). This event satisfied a condition precedent set forth in Section 8 of Biocircuits' Convertible Secured Promissory Note (the "Note") held by Beckman dated August 15, 1995 which gave Beckman the right to convert the Note to Biocircuits' stock and warrants. In consideration for Beckman waiving that right, Biocircuits agreed to make certain changes in the Note and the related Investment Rights Agreement between the parties dated August 15, 1995 ("Rights Agreement"). These changes are set forth below.

Note
----
1. With respect to the October Equity Financing only, Beckman waives its rights to convert the Note granted by Section 8 of the Note.

2. The December 31, 1996 date in Section 9 of the Note is changed to November 15, 1996.

3.   In any 30 day period after the conversion by Beckman of the
     Note into Biocircuits' equity, Beckman covenants not to sell more than one-twelfth (the "Allotment Shares") of the total number of shares issued by Biocircuits to Beckman upon such
     conversion.   If, however, in any subsequent 30 day period,
     Beckman fails to sell any portion of the Allotment Shares from the prior 30 day period, then Beckman may sell up to

Mr. Donald B. Hawthorne
November 26, 1996
Page 2


     one-sixth of the total number of shares issued to Beckman in such subsequent 30 day period. In no event, however, may Beckman sell more than one-sixth of the shares issued to it by Biocircuits in any 30 day period.

Rights Agreement
----------------
1.   Clauses (ii), (iv) and (v) of Section 2.2.2 are deleted.

2. Clause (iii) of Section 2.2.2 is amended to read in its entirety as follows:

     "(iii)

     (x) for the period prior to and including December 15, 1996, if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, the requested filing of a Form S-3 at such time would have a material adverse effect on the Company and its stockholders; provided, however, that the Company will not initiate, take or support any action that would, in the good faith judgment of the Board of Directors, cause such material adverse effect to occur, or

     (y) for the period after December 15, 1996, if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, the requested filing of a Form S-3 at such time would have a material adverse effect on the Company;

     provided, however, that if either of the events specified in this clause (iii)(x) or (y) shall occur, then in such event, the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the initiating Holders under this Section 2.2; provided, further, that such right to delay a request shall be exercised by the Company not more than twice in any one-year period, and in any event not consecutively with respect to any one request.

3. Registrable Securities includes Common Stock issued upon conversion of the Note, subject to the terms and conditions of Section 2.2 of the Rights Agreement, including the revisions of Section 2.2.2 set forth above.

Mr. Donald B. Hawthorne
November 26, 1996
Page 3


All other terms and conditions of the Agreements between our companies remain unchanged. The existing Agreements provide for registration rights for Beckman's shares.

Please sign both copies of this Confidential Letter of Understanding below where indicated for your signature and return one originally-executed copy to me at your earliest convenience.
Your signature will indicate your acceptance of the terms contained herein.

                                   Sincerely,


                                   /s/ Paul Glyer
                                   Paul Glyer
                                   Treasurer


/dd


I agree to the terms contained in this Confidential Letter of Understanding.

Biocircuits Corporation

By: /s/ Donald B. Hawthorne

Name: Donald B. Hawthorne

Title: CFO

Date: 11/29/96